Exhibit 22.1
GUARANTOR SUBSIDIARY
As of September 30, 2026, Waste Management Holdings, Inc. (“WM Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of Waste Management, Inc. (“WMI”), has fully and unconditionally guaranteed all registered Senior Notes issued by WMI, as listed below.

Principal Amount Issued	Interest Rate (per annum)	Issue Date	Maturity Date
$600 million	7.00%	7/17/1998	7/15/2028
$250 million	7.375%	1/21/2000	5/15/2029
$500 million	7.75%	1/3/2003	5/15/2032
$600 million	6.125%	11/17/2009	11/30/2039
$450 million	3.90%	2/26/2015	3/1/2035
$750 million	4.10%	2/26/2015	3/1/2045
$750 million	3.15%	11/8/2017	11/15/2027
$1 billion	4.15%	5/22/2019	7/15/2049
$500 million	1.15%	11/17/2020	3/15/2028
$1 billion	1.50%	11/17/2020	3/15/2031
$500 million	2.50%	11/17/2020	11/15/2050
$475 million	2.00%	5/12/2021	6/1/2029
$475 million	2.95%	5/12/2021	6/1/2041
$1 billion	4.15%	5/12/2022	4/15/2032
$750 million	4.625%	2/15/2023	2/15/2030
$500 million	4.625%	2/15/2023	2/15/2033
$750 million	4.875%	8/3/2023	2/15/2029
$1.250 billion	4.875%	8/3/2023	2/15/2034
$750 million	4.950%	7/3/2024	7/3/2027
$750 million	4.950%	7/3/2024	7/3/2031
$1 billion	4.500%	11/4/2024	3/15/2028
$700 million	4.650%	11/4/2024	3/15/2030
$750 million	4.800%	11/4/2024	3/15/2032
$1.5 billion	4.950%	11/4/2024	3/15/2035
$1.25 billion	5.350%	11/4/2024	10/15/2054
$483 million*	3.875%	6/25/2025	1/15/2029
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*	These Senior Notes were issued pursuant to an offer to exchange up to $485 million of outstanding unregistered notes previously issued by WMI in a private exchange offer in connection with WMI’s acquisition of Stericycle, Inc.